News Release

For Immediate Release:	For More Information, Contact:
January 24, 2023	Elaine Pozarycki
984-900-2457

First Bancorp Reports Fourth Quarter and Annual Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $38.4 million, or $1.08 per diluted common share, for the three months ended December 31, 2022, compared to $37.9 million, or $1.06 per diluted common share for the three months ended September 30, 2022 ("linked quarter") and $10.5 million, or $0.30 per diluted common share, recorded in the fourth quarter of 2021. For the twelve months ended December 31, 2022, the Company recorded net income of $146.9 million, or $4.12 per diluted common share, compared to $95.6 million, or $3.19 per diluted common share for the twelve months ended December 31, 2021.

On June 21, 2022, the Company announced that it had reached an agreement to acquire GrandSouth Bancorporation ("GrandSouth"), headquartered in Greenville, South Carolina, in an all-stock transaction. The transaction closed on January 1, 2023, adding eight branches throughout South Carolina and approximately $1.2 billion in total assets, $1.0 billion in loans, and $1.0 billion in deposits to the Company's balance sheet as of the acquisition date.

Richard H. Moore, CEO and Chairman of the Company, stated, "First Bancorp had another strong year of continued growth as we earned nearly $147 million in net income, grew loans close to 10%, and improved our credit quality metrics over the course of the year. I am proud of our employees for their commitment to the communities we serve and for their continued focus on our customers, shareholders, and each other during our acquisition of GrandSouth and our October 2021 acquisition of Select Bancorp ("Select"). We welcomed our new GrandSouth customers officially as of January 1, 2023 and look forward to system conversion in March 2023."

2022 Financial Highlights

•Annualized return on average assets ("ROA") of 1.44% and annualized return on average common equity ("ROE") of 15.20% was reported for the quarter ended December 31, 2022. For the year ended December 31, 2022, ROA was reported at 1.39% and ROE was 13.40%, both increasing from the prior year.
•Total loans outstanding increased $139.9 million (8.5% annualized) during the fourth quarter of 2022, while year-over-year growth was $583.4 million, or 9.6%. Total loans were in excess of $6.6 billion at December 31, 2022.
•Credit quality continues to be strong with the nonperforming assets ("NPA") to total assets ratio at 0.36% as of December 31, 2022, down three basis points from the linked quarter, and as compared to 0.50% at December 31, 2021.
•Yield on total interest-earning assets increased 15 basis points to 3.64% as compared to the third quarter of 2022 and as compared to 3.20% for the fourth quarter of 2021. For the year ended December 31, 2022, interest-earning assets yielded 3.41%, up from 3.25% for the prior year.
•Capital remains strong with a total common equity Tier 1 ratio of 12.68%, up from 12.53% for the prior year, and an estimated total risk-based capital ratio of 14.73% as of December 31, 2022 as compared to 14.67% for the prior year.

The following discussions and comparisons to the prior year financial periods presented are impacted by the Company's acquisition of Select completed in the fourth quarter of 2021 which contributed $1.3 billion in loans and $1.6 billion in deposits as of the acquisition date.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2022 was $84.4 million, a 14.3% increase from the $73.8 million recorded in the fourth quarter of 2021 and a decrease of $1.0 million or 1.1%, from the linked quarter. The increase in net interest income from the prior year period was due in large part to higher earning assets year-over-year and the higher net interest margin ("NIM") throughout 2022 as compared to 2021. Average interest-earning assets for the fourth quarter of 2022 increased 7.7% from the comparable period of the prior year, with strong loan growth as the primary driver for the increase.

The Company’s tax-equivalent NIM (calculated by dividing tax-equivalent net interest income by average earning assets) for the twelve months ended December 31, 2022 was 3.28%, compared to 3.16% for the prior year. The NIM increase was driven by the rising market interest rates as the Federal Reserve's monetary policies resulted in a 425 basis point rise in short-term rates between March and December 2022.

The decrease in net interest income in the fourth quarter of 2022 as compared to the third quarter of 2022 was related primarily to an increase in total interest expense of $5.8 million. While the Company's total cost of funds ("COF") remained low at 0.36% for the quarter ended December 31, 2022, COF increased 24 basis points from the linked quarter contributing to the higher interest expense. During the fourth quarter of 2022, the Company experienced some pressure to reprice deposits, primarily money market accounts, and utilized more wholesale funding sources, both of which contributed to the increase in cost of funds.

Allowance for Credit Losses, Provisions for Credit Losses, and Asset Quality

For the three months ended December 31, 2022, the Company recorded $4.0 million in provision for loan losses. This is compared to $5.1 million provision for loan losses for the linked quarter and a provision of $11.0 million for the fourth quarter of 2021. Fluctuations each period are based on the acquisition of Select in the fourth quarter of 2021, loan growth during each period, changes in the levels of nonperforming loans, economic forecasts impacting loss drivers, and other assumptions and inputs to the Company's CECL model.

Also during the fourth quarter of 2022, the Company recorded $1.0 million in provision for unfunded commitments, compared to a $0.3 million provision for unfunded commitments for the linked quarter and a provision of $2.4 million for the fourth quarter of 2021. Changes each period are related to fluctuations in the level of available credit lines and updated loss drivers. The reserve for unfunded commitments totaled $13.3 million at December 31, 2022 and is included in the line item "Other Liabilities".

Asset quality remained strong with annualized net loan recoveries of (0.02)% for the fourth quarter of 2022 and net charge-offs of 0.01% for the year ended December 31, 2022. Total NPAs amounted to $38.3 million at December 31, 2022, or 0.36% of total assets, down from $40.7 million, 0.39% of total assets, at the end of the linked quarter, and $52.6 million, or 0.50% of total assets, at December 31, 2021.

Noninterest Income

Total noninterest income for the fourth quarter of 2022 was $14.6 million, a 3.3% decrease from the $15.1 million recorded for the fourth quarter of 2021 and a 13.9% decrease from the linked quarter. The primary factors driving fluctuations among the periods presented were as follows:

•Declines in "Other service charges, commission and fees" each period were related to lower interchange fees effective in July 2022 as a result of the Company becoming subject to the Durbin Amendment limitations. Lower fees were partially offset by higher volumes of activity in each period.

•Fees from presold mortgages amounted to $0.2 million for the fourth quarter of 2022, a decrease of 59.8% from the linked quarter, and a decrease of 92.7% from the $2.1 million recorded in the fourth quarter of 2021. Mortgage loan refinancing and origination volumes declined significantly over these periods due to increases in mortgage interest rates.
•SBA-related revenues, including consulting fees and gain on sales, were down year-over-year as a result of lower PPP-related revenue in 2022 and timing and volume of loan originations available to be sold each period.
•Other gains amounted to $1.4 million for the fourth quarter of 2022 and $7.3 million for the twelve months ended December 31, 2022, primarily related to death benefits realized on bank-owned life insurance policies.

Noninterest Expenses

Noninterest expenses amounted to $45.7 million for the fourth quarter of 2022, compared to $48.7 million for the linked quarter and $62.8 million for the fourth quarter of 2021. The 27.3% decrease in noninterest expenses from the prior year period was driven by lower merger and acquisition expenses as compared to the fourth quarter of 2021. All other expenses remained essentially the same for the year-over-year quarter comparison other than an increase of employee benefit expenses driven by the fluctuations in the timing and volume of claims paid under the Company's self-insured health insurance plan. The increase in noninterest expenses, exclusive of merger expenses, of 13.3% year-over-year for the twelve months ended December 31, 2022 was driven by higher operating expenses, including additional locations and personnel, resulting from the Select acquisition which occurred in the fourth quarter of 2021.

Balance Sheet and Capital

Total assets at December 31, 2022 were $10.6 billion, an increase of 1.1% from the prior year end with growth in loans offset by reductions in other assets throughout the year.

Total investment securities decreased $288.0 million from December 31, 2021 to total $2.9 billion at December 31, 2022, as the Company is strategically redeploying the cash flows from investments to fund loan growth. Also contributing to the decline year-over-year was the higher level of unrealized losses on available for sale securities which amounted to $444.1 million at December 31, 2022, down $22.7 million from the linked quarter.

Total loans amounted to $6.7 billion at December 31, 2022, an increase of $583.4 million, or 9.6%, from December 31, 2021, due to organic loan growth throughout 2022. Organic net loan growth for the fourth quarter of 2022 amounted to $139.9 million, an annualized growth rate of 8.6%.

Total deposits amounted to $9.2 billion at December 31, 2022, an increase of $102.9 million, or 1.1%, from December 31, 2021. While deposits increased for the year to date period, the fourth quarter of 2022 realized a decline in total deposits of $1.7 million as market rates for deposits became more competitive and customer behaviors shifted from activity experienced during the pandemic.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at December 31, 2022 of 14.73% compared to 14.67% reported at December 31, 2021. The Company’s tangible common equity ("TCE") to tangible assets ratio was 6.39% at December 31, 2022, an increase from 5.98% for the linked quarter and a decrease of 199 basis points from a year earlier. Fluctuations in the TCE ratio were driven by the changes in the unrealized loss on available for sale securities included in equity.

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $11.8 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 118 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT
	Three Months Ended			Twelve Months Ended
($ in thousands except per share data - unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest income
Interest and fees on loans	$76,509	72,239	64,688	$278,027	219,013
Interest on investment securities	14,611	14,565	10,910	57,923	34,478
Other interest income	1,991	1,486	618	5,007	2,427
Total interest income	93,111	88,290	76,216	340,957	255,918
Interest expense
Interest on deposits	6,145	1,848	1,868	11,349	7,881
Interest on borrowings	2,594	1,108	503	4,754	1,642
Total interest expense	8,739	2,956	2,371	16,103	9,523
Net interest income	84,372	85,334	73,845	324,854	246,395
Provision for loan losses	4,000	5,100	11,011	12,600	9,611
Provision for (reversal of) unfunded commitments	1,000	300	2,432	(200)	5,420
Total provision for credit losses	5,000	5,400	13,443	12,400	15,031
Net interest income after provision for credit losses	79,372	79,934	60,402	312,454	231,364
Noninterest income
Service charges on deposit accounts	4,116	4,166	3,551	15,523	12,317
Other service charges, commissions, and fees	5,094	6,312	7,034	26,294	25,516
Fees from presold mortgage loans	151	376	2,061	2,102	10,975
Commissions from sales of insurance & financial products	1,708	1,391	1,093	5,195	6,947
SBA consulting fees	645	479	1,152	2,608	7,231
SBA loan sale gains	495	479	348	5,076	7,329
Bank-owned life insurance income	967	962	940	3,847	2,885
Securities losses, net	—	—	(1,237)	—	(1,237)
Other gains, net	1,382	2,747	115	7,340	1,648
Total noninterest income	14,558	16,912	15,057	67,985	73,611
Noninterest expenses
Salaries expense	24,652	24,416	24,846	96,321	86,815
Employee benefit expense	5,353	4,156	3,329	21,397	16,434
Occupancy and equipment related expense	4,433	4,847	4,607	18,604	16,020
Merger and acquisition expenses	303	548	16,180	5,072	16,845
Intangibles amortization expense	825	889	1,094	3,684	3,531
Foreclosed property net (gains) losses	—	—	17	(372)	24
Other operating expenses	10,091	13,844	12,716	50,514	44,987
Total noninterest expenses	45,657	48,700	62,789	195,220	184,656
Income before income taxes	48,273	48,146	12,670	185,219	120,319
Income tax expense	9,840	10,197	2,148	38,283	24,675
Net income	$38,433	37,949	10,522	$146,936	95,644

Earnings per common share - diluted	$1.08	1.06	0.30	$4.12	3.19

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$84,372	85,334	73,845	$324,854	246,395
Tax-equivalent adjustment (1)	722	692	707	2,780	2,243
Net interest income, tax-equivalent	$85,094	86,026	74,552	327,634	248,638

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS ($ in thousands)
	At December 31, 2022 (unaudited)	At September 30, 2022 (unaudited)	At December 31, 2021 (audited)
Assets
Cash and due from banks	$101,133	83,050	128,228
Interest-bearing deposits with banks	169,185	186,465	332,934
Total cash and cash equivalents	270,318	269,515	461,162

Investment securities	2,856,193	2,882,408	3,144,239
Presold mortgages in process of settlement	1,282	3,233	19,257
SBA and other loans held for sale	—	477	61,003

Loans	6,665,145	6,525,286	6,081,715
Allowance for credit losses on loans	(90,967)	(86,587)	(78,789)
Net loans	6,574,178	6,438,699	6,002,926

Premises and equipment	134,187	134,288	136,092
Operating right-of-use lease assets	18,733	19,230	20,719
Intangible assets	376,938	378,150	382,090
Foreclosed properties	658	658	3,071
Bank-owned life insurance	164,592	164,793	165,786
Other assets	227,970	224,411	112,556
Total assets	$10,625,049	10,515,862	10,508,901

Liabilities
Deposits:
Noninterest-bearing deposit accounts	$3,566,003	3,748,207	3,348,622
Interest-bearing deposit accounts	5,661,526	5,481,064	5,776,007
Total deposits	9,227,529	9,229,271	9,124,629

Borrowings	287,507	226,476	67,386
Operating lease liabilities	19,391	19,847	21,192
Other liabilities	59,026	55,771	65,119
Total liabilities	9,593,453	9,531,365	9,278,326

Shareholders’ equity
Common stock	725,153	724,694	722,671
Retained earnings	648,418	617,839	532,874
Accumulated other comprehensive loss	(341,975)	(358,036)	(24,970)
Total shareholders’ equity	1,031,596	984,497	1,230,575
Total liabilities and shareholders’ equity	$10,625,049	10,515,862	10,508,901

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended			Twelve Months Ended
PERFORMANCE RATIOS (annualized)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Return on average assets (1)	1.44%	1.42%	0.41%	1.39%	1.13%
Return on average common equity (2)	15.20%	13.84%	3.55%	13.40%	9.86%
Return on average tangible common equity (3)	20.96%	21.25%	4.64%	20.48%	13.79%

COMMON SHARE DATA
Cash dividends declared - common	$0.22	0.22	0.20	0.88	0.80
Stated book value - common	28.89	27.57	34.54	28.89	34.54
Tangible book value - common (non-GAAP)	18.34	16.98	23.81	18.34	23.81
Common shares outstanding at end of period	35,704,154	35,711,754	35,629,177	35,704,154	35,629,117
Weighted average shares outstanding - diluted	35,614,972	35,703,446	34,567,927	35,674,730	30,027,785

CAPITAL RATIOS
Tangible common equity to tangible assets (non-GAAP)	6.39%	5.98%	8.38%	6.39%	8.38%
Common equity tier I capital ratio (4)	12.68%	12.76%	12.53%	12.68%	12.53%
Tier I leverage ratio (4)	10.51%	10.21%	9.39%	10.51%	9.39%
Tier I risk-based capital ratio (4)	13.48%	13.59%	13.42%	13.48%	13.42%
Total risk-based capital ratio (4)	14.73%	14.84%	14.67%	14.73%	14.67%

AVERAGE BALANCES ($ in thousands)
Total assets	$10,579,187	10,567,133	10,191,402	10,556,230	8,459,645
Loans	6,576,415	6,389,996	5,879,373	6,293,280	5,018,391
Earning assets	10,161,108	10,028,388	9,438,263	9,989,185	7,871,319
Deposits	9,275,909	9,299,277	8,878,141	9,283,505	7,401,910
Interest-bearing liabilities	5,779,958	5,661,339	5,641,358	5,758,001	4,736,343
Shareholders’ equity	1,003,031	1,087,763	1,177,374	1,096,913	969,775

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) Calculated by dividing annualized net income by average tangible common equity.
(4) Capital ratios as of December 31, 2022 are estimated.
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TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Net interest income - tax-equivalent (1)	$85,094	86,026	78,939	77,575	74,552
Taxable equivalent adjustment (1)	722	692	669	697	707
Net interest income	84,372	85,334	78,270	76,878	73,845
Provision for loan losses	4,000	5,100	—	3,500	11,011
Provision for (reversal of) unfunded commitments	1,000	300	—	(1,500)	2,432
Noninterest income	14,558	16,912	17,264	19,251	15,057
Noninterest expense	45,657	48,700	49,398	51,465	62,789
Income before income taxes	48,273	48,146	46,136	42,664	12,670
Income tax expense	9,840	10,197	9,551	8,695	2,148
Net income	38,433	37,949	36,585	33,969	10,522

Earnings per common share - diluted	1.08	1.06	1.03	0.95	0.30

Cash dividends declared per share	0.22	0.22	0.22	0.22	0.20
(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary

	For the Three Months Ended
YIELD INFORMATION	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Yield on loans	4.62%	4.49%	4.24%	4.30%	4.37%
Yield on securities	1.74%	1.71%	1.69%	1.76%	1.45%
Yield on other earning assets	3.05%	2.27%	0.97%	0.55%	0.42%
Yield on all interest-earning assets	3.64%	3.49%	3.24%	3.27%	3.20%

Rate on interest bearing deposits	0.44%	0.13%	0.11%	0.12%	0.13%
Rate on other interest-bearing liabilities	4.58%	3.99%	3.52%	2.77%	2.88%
Rate on all interest-bearing liabilities	0.60%	0.21%	0.15%	0.15%	0.17%
Total cost of funds	0.36%	0.12%	0.09%	0.10%	0.11%

Net interest margin (1)	3.29%	3.38%	3.16%	3.18%	3.10%

Net interest margin - tax-equivalent (2)	3.32%	3.40%	3.18%	3.21%	3.13%

Average prime rate	6.82%	5.35%	3.94%	3.29%	3.25%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period.
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	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands - unaudited)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Interest income - increased by accretion of loan discount on acquired loans	$886	1,519	1,545	1,671	1,912
Interest income - increased by accretion of loan discount on retained portions of SBA loans	427	1,032	730	667	703
Total interest income impact	1,313	2,551	2,275	2,338	2,615
Interest expense - reduced by premium amortization of deposits	70	121	168	234	261
Interest expense - increased by discount accretion of borrowings	(64)	(64)	(53)	(73)	(116)
Total net interest expense impact	6	57	115	161	145
Total impact on net interest income	$1,319	2,608	2,390	2,499	2,760

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	As of / for the Three Months Ended
PAYCHECK PROTECTION PROGRAM (PPP) LOANS ($ in thousands - unaudited)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

PPP loans outstanding	$35	38	3,000	15,623	38,979
PPP fee amortization	—	284	1,008	1,324	1,676

First Bancorp and Subsidiaries Financial Summary

ASSET QUALITY DATA ($ in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Nonperforming assets
Nonaccrual loans	$28,514	28,669	28,715	33,460	34,696
Troubled debt restructurings - accruing	9,121	11,355	11,771	12,727	13,866
Accruing loans > 90 days past due	—	—	—	—	1,004
Total nonperforming loans	37,635	40,024	40,486	46,187	49,566
Foreclosed real estate	658	658	658	2,750	3,071
Total nonperforming assets	$38,293	40,682	41,144	48,937	52,637

Asset Quality Ratios
Quarterly net (recoveries) charge-offs to average loans - annualized	(0.02)%	0.04%	(0.01)%	0.01%	0.05%
Nonperforming loans to total loans	0.56%	0.61%	0.65%	0.76%	0.82%
Nonperforming assets to total assets	0.36%	0.39%	0.39%	0.46%	0.50%
Allowance for credit losses to total loans	1.36%	1.33%	1.32%	1.35%	1.30%